Exhibit 10.9.  Employment Agreement


May 23, 1997

                 Employment Agreement Between Zoom Telephonics and Bob Crist

Zoom Telephonics will hire Bob Crist as VP-Chief Financial Officer effective July 1, 1997. The salary is $130,000 per year. Zoom will provide a parking space near Zoom. After Bob joins Zoom, he will get options for 30,000 shares at the market price based on the closing price of the prior day, and he will determine what day they are issued. Options will be normal Zoom options: 35% vest in 1 year, 35% vest more in 2 years, and 30% more in 3.5 years, with the expiration 4 years after the grant date. In addition, Bob will get 30,000 more shares in September 1998, assuming he is still employed at Zoom.

In the event of a change of control, all issued and outstanding options will automatically vest, to be exercised at the grant price within 30 days of the change of control. In addition, if (i) Bob is terminated without cause within 6 months after change of control, or (ii) Bob leaves the company within 6 months after change in control (ie: including but not limited to no longer reporting to the CEO, COO, or President of the acquiring company; or no longer reported to by the financial employees who had reported to Bob or their replacements), Bob will receive 6 months salary as severance.

Zoom has the right to terminate Bob's employment at will. In the event of Zoom's terminating Bob's employment for some other reason other than cause or a change of control, the following will happen: 18 month's worth of issued and outstanding options will vest, but the number of automatically vested options shall not exceed 20,000. The options may be exercised up to 30 days after employment ends. In addition, Zoom will pay to Bob 3 months severance.

Reasons for terminating for cause attached.

Bob will also receive Zoom's normal benefit package, and will receive 3 weeks vacation per year during his first 9 months of employment, and 4 weeks for later years.

The duties of the job have been discussed. Some important areas include public and internal reporting, budgeting and control, asset management, financial planning, taxes, corporate structure, and the protection of the Company's assets and interests.

Agreed:

/s/ Frank Manning                                          /s/ Robert A. Crist
     President                                                    Bob Crist